Exhibit 10.3
Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

THIRD AMENDED AND RESTATED INFORMATION TECHNOLOGY SERVICES AGREEMENT

DATED AS OF OCTOBER 1, 2016
BY AND BETWEEN

COLLEGIS, LLC

AND

RASMUSSEN COLLEGE, INC.,
A PUBLIC BENEFIT CORPORATION

1

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    1

ARTICLE II SERVICES    2
2.1Performance of Services    2
2.2Growth in Services    2
2.3Case Study/Reference Client    3
2.4Technology Evolution    3
ARTICLE III FEES FOR SERVICES    3
3.1Consideration    3
3.2Invoices and Payment Terms    3
3.3Change of Circumstances    3
ARTICLE IV CONTRACT ADMINISTRATION    3
4.1Liaison between Parties    3
4.2Ownership of Software, Data, and Information Technology Equipment    3
4.3Use of Technology and Equipment.    4
4.4Use of Software and Access to Personnel    4
4.5Use of Third Party Software/Hardware    4
ARTICLE V PERFORMANCE    4
5.1Status Reporting    4
5.2Disaster Recovery    4
5.3Audit Rights/Access to Records    4
5.4Service Level    5
ARTICLE VI DISPUTES    5
6.1Dispute Resolution and Escalation Procedures    5
6.2Non-Binding Mediation    5
6.3Equitable Relief    5
ARTICLE VII WARRANTIES, INDEMNIFICATION, AND LIMITATIONS OF LIABILITY
7.1 Collegis’ Warranties    5
7.2Indemnification by Collegis    6
7.3LIMITATION OF LIABILITY    6
7.4Provision of Insurance    6
ARTICLE VIII TERM, EXTENSION, AND TERMINATION    7
8.1Term    7
8.2Extension    7
8.3Termination for Breach by Collegis    7
8.4Provisions Relating to Termination    8
8.5Termination for Breach by Rasmussen    8
8.6Transition    8
ARTICLE IX OWNERSHIP OF WORK PRODUCT AND INTELLECTUAL PROPERTY    9
9.1Rasmussen License    9
9.2Collegis License    10
9.3Reserved Rights    10
9.4Custom Work Product    10
2

9.5Infringements    10
9.6Residuals    10
9.7CBE Modules and Courses    10
ARTICLE X CONFIDENTIALITY OF PROPRIETARY MATERIAL    11
10.1Confidential Information    11
10.2Treatment of Confidential Information    11
ARTICLE XI MISCELLANEOUS    11
11.1Assignment    11
11.2Governing Law    11
11.3WAIVER OF JURY TRIAL    12
11.4Mandatory Arbitration    12
11.5Force Majeure    12
11.6Notices    12
11.7Integration of Agreement    13
11.8Amendment    13
11.9Severability    13
11.10Waiver    13
11.11Binding Effect    13
11.12Authority    13
11.13Expenses for Enforcement    13
11.14Independent Contractor    13
11.15Compliance With Laws    13
11.16Publicity    13
11.17Nondiscrimination/Employment    14
11.18Non-Solicitation    14
11.19Each Party Responsible for its Agents and Employees    14
3

THIRD AMENDED AND RESTATED INFORMATION TECHNOLOGY SERVICES AGREEMENT

THIS THIRD AMENDED AND RESTATED INFORMATION TECHNOLOGY SERVICES AGREEMENT (the “Agreement”) is made this 1st day of October, 2016 by and between Collegis, LLC, a Delaware limited liability company (“Collegis”) and Rasmussen College, Inc., a Public Benefit Corporation, a Delaware corporation (“Rasmussen”) (Collegis and Rasmussen are sometimes collectively referred to herein as the “Parties” and, as the context requires, individually referred to herein as a “Party”).

WHEREAS, pursuant to that certain Second Amended and Restated Information Technology Services Agreement by and between the Parties made effective as of October 1, 2015 (“Superseded Agreement”), Rasmussen purchased certain management information services from Collegis in support of the management and operation of Rasmussen’s information technology;

WHEREAS, the Parties desire to amend and restate the Superseded Agreement on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS

The following definitions shall apply to this Agreement:

1.1“Additional Services” shall mean services which are outside the scope of Services (as hereinafter defined). The scope of Services is based upon existing information technology serving Rasmussen’s existing business with a certain hardware and software configuration, a specified number of input/output devices and workstations, and other network components in existence at the time this Agreement is entered into (the “Environmental and Technology Profiles”). Additional Services shall result from changes required to the scope of Services due to:

(a)A change that both Parties agree is material in the Environmental and Technology Profiles, such as, but not limited to, adding additional equipment or new applications which require additional staff to support or the information technology volume drivers of Rasmussen’s business increasing or changing materially;

(b)The ownership or mission of Rasmussen changing in a way which results in a material change in information technology required to serve the business emphasis or business operations of Rasmussen after the change; or

(c)Rasmussen requesting new services which are outside the scope of Services if such changes cause a change in the level of resources reasonably required to deliver the Services described in a SOW, unless the Services are modified such that the Services, as modified, can be delivered within the available level of resources. If the Services are not so modified, then such changes shall be Additional Services and shall be dealt with as provided for in Section 2.2 of this Agreement.

1.2 “Collegis’ Site Director” shall mean and refer to the person appointed by Collegis who will be delegated the duty and responsibility of maintaining liaison with Rasmussen and overseeing performance by Collegis of its obligations under this Agreement.

1.3“Disaster” shall mean the occurrence of one or more events that impacts the delivery of a material portion of the Services.

1.4“Effective Date” shall mean and refer to October 1, 2016. Such date shall be the date this Agreement becomes effective and from which date all time periods shall be measured unless otherwise provided in the body of this Agreement.

1.5“Executive Representative” shall mean a person designated by either Party who is authorized on behalf of the Party making the designation to bind that Party to agreements, including, but not limited to agreements intended to resolve disputes under this Agreement.

1.6“IT Steering Committee” or “ITSC” shall mean and refer to the committee appointed by Rasmussen who will be delegated the duty and responsibility of maintaining liaison with Collegis and overseeing performance by Rasmussen of its obligations under this Agreement.

1.7“Office of Information Technology” shall mean and refer to any of Collegis’ data centers and offices.

1.8“Rasmussen’s Site Director” shall mean and refer to the person appointed by Rasmussen who will serve on the ITSC and be the primary point of contact with Collegis related to its obligations under this Agreement.

1.9“Services” shall mean and refer individually and collectively to the tasks and services which Collegis has agreed to perform hereunder, which tasks and services are described with particularity in an SOW.

1.10“Service Change Process” shall mean the process for adding any Additional Services as set forth in the applicable SOW.

1.11“Student Enrollment” shall mean a unique residential or online student enrolled in a program of study at Rasmussen.

1.12“SOW” shall mean a Statement of Work executed under this Agreement.

1.13“Term” shall mean, with respect to each Service, the Initial Term and any Renewal Term, as such terms are defined in an SOW.

1.14“Termination Date” shall have the meaning set for in Section 8.4.

ARTICLE II SERVICES

2.1Performance of Services. Starting on the Effective Date and during the Term of the Agreement, Collegis shall perform the Services in the manner described in the applicable. SOW. This Agreement to provide Services takes into account Rasmussen’s determination that Collegis possesses the requisite expertise and management ability to provide the Services. Unless otherwise specifically set forth in an SOW, Collegis will perform the Services in the manner and at a level of service (including with respect to timing and priority) consistent with past practices with respect to that performed for Rasmussen prior to the Effective Date. Without limiting the foregoing, Collegis will use commercially reasonable efforts to provide the Services in accordance with the specific performance standards (“Service Levels”) set forth on an exhibit to an applicable SOW.

2.2Growth in Services. If Additional Services are required or requested, then Collegis and Rasmussen shall confer as to the extent of Additional Service and agree upon a fee to be charged for the Additional Services prior to Collegis being obligated to provide such Additional Services. Any request for Additional Services will be subject to the Service Change Process in accordance with the provisions of an SOW. In the event Collegis provides Additional Services prior to the time a fee structure is agreed, Rasmussen will be responsible for any payments owing for the Additional Services from the date the Additional Services began to the date the fee structure was agreed upon. For the avoidance of doubt, Collegis shall have no obligation to provide any Additional Services unless the Parties have agreed upon a fee for such Additional Services. The Parties shall timely execute a Service Change Order (“Change Order”) for any Additional Services that are agreed upon.

2.3Case Study/Reference Client. Rasmussen acknowledges and agrees that it shall serve as a case study and reference client for Collegis. In this regard, Rasmussen agrees to allow Collegis to include reference to Rasmussen and the Services performed hereunder in a portfolio designed to market Collegis’ services to third parties, including on Collegis’ website. Written or other descriptions or depictions of, or included in, any case study or reference including Rasmussen shall be subject to the advance written consent of Rasmussen through Kevin Delano, Chief Financial Officer, which consent shall not be unreasonably withheld.

2.4Technology Evolution. Collegis shall use commercially reasonable efforts to prevent the versions of its hardware, software and systems used in performing the Services from becoming a version that is no longer supported by its vendor or manufacturer such that they are not sufficient to enable the performance of the Services in accordance with this Agreement and applicable SOWs, except as otherwise consented to by Rasmussen.

ARTICLE III FEES FOR SERVICES

3.1Consideration. As consideration for the Services provided hereunder, Rasmussen shall pay Collegis an amount equal to the fees set forth on an Exhibit to the applicable SOW (the “Fees”), plus any applicable sales, use, or similar tax imposed on, or payable with respect to, any Fees payable pursuant to this Agreement. Such Exhibit to an SOW shall include all applicable Fees and the methodology for calculating such Fees.

3.2Invoices and Payment Terms. Collegis shall submit invoices or make payments to Rasmussen in accordance with the invoice and payment schedule set forth on an Exhibit to an SOW. Each invoice shall include an explanation in reasonable detail of the calculation of the Fees. Failure to timely issue an invoice shall not relieve Rasmussen of its obligation to pay Collegis when invoices are rendered. All undisputed balances shall be due within forty-five (45) days after receipt by Rasmussen of an invoice.

3.3Change of Circumstances. Collegis and Rasmussen acknowledge that there are current and future risks that are not within either Party’s control that may impede, limit, or adversely affect the attainment of the intended financial or operational goals and values reflected in this Agreement for one or both Parties. Collegis’ and Rasmussen’s Executive Representatives shall review business and technology strategy, and related budgetary and financial consequences, at an annual meeting. Such meeting shall be scheduled to coordinate with Rasmussen’s fiscal year planning process, so that any changes agreed upon by the Parties can be reflected in the annual plans of the Parties.

ARTICLE IV CONTRACT ADMINISTRATION

4.1Liaison between Parties. Rasmussen shall appoint a Site Director and members to the ITSC, and Collegis shall appoint a Site Director. Collegis’ Site Director shall be reasonably available for consultation with Rasmussen’s ITSC regarding work contemplated to be performed under this Agreement. The Parties’ liaisons shall meet as provided in Section 5.1 hereof to discuss performance under this Agreement, and to determine in a collective manner the work that is to be done by Collegis under this Agreement, subject to the provisions of an SOW. The Rasmussen ITSC or Rasmussen’s Site Director shall be the only people authorized on behalf of Rasmussen to direct Collegis’ performance and the nature and scope of work to be accomplished using the resources made available to Rasmussen pursuant to this Agreement. The Collegis Site Director shall be the only person authorized on behalf of Collegis to commit to perform Services for Rasmussen pursuant to this Agreement. The liaisons shall be responsible for attempting to resolve any disputes between the Parties before submission of the dispute to mediation as provided for in Section 6.2 and before seeking arbitration or judicial resolution of any dispute.

4.2Ownership of Software, Data, and Information Technology Equipment. Subject to Article IX below, Rasmussen reserves and retains the right, title, and interest in any and all computing equipment, software, systems, data, output, and other materials or property except that which is explicitly furnished by Collegis or third parties who retain such rights themselves (the “Computing Assets”). Upon expiration or earlier termination of this Agreement, Collegis shall cease using and shall return to Rasmussen any Computing Assets provided by Rasmussen in as good condition as when turned over to it, reasonable wear and tear excepted. All costs relative to information technology equipment and supplies for Rasmussen’s computing functions shall be the responsibility of Rasmussen.

4.3Use of Technology and Equipment. At no charge to Collegis, Rasmussen shall provide Collegis access to all existing equipment, equipment services, programs, and supplies, and any additional equipment, equipment services, programs, and supplies that are added by mutual agreement of Collegis and Rasmussen from time to time, necessary to support the Services and any Additional Services. Rasmussen shall provide Collegis’ staff with access to all such equipment so that Collegis may perform its obligations under this Agreement.

4.4Use of Software and Access to Personnel. For purposes of performance under this Agreement, Collegis shall have complete access to all Rasmussen software programs and related material necessary to provide the Services and any Additional Services. Collegis shall also have reasonable access to Rasmussen’s management, professional, and operating personnel necessary for performance under this Agreement, as well as to all materials, records, discs, tapes, or other information necessary to perform the Services contemplated hereby.

4.5Use of Third Party Software/Hardware. Collegis shall be solely responsible for obtaining the right for Rasmussen to use the software and hardware in the Office of Information Technology which shall be set forth on an Exhibit to an SOW. Collegis shall obtain all material permissions required from third party vendors, including sublicenses if any are required for the software and hardware set forth on an Exhibit to an SOW. Rasmussen shall fully cooperate with Collegis as needed for obtaining any necessary licenses or sublicenses.

ARTICLE V PERFORMANCE

5.1Status Reporting. Collegis’ Site Director shall conduct regular meetings with Rasmussen’s ITSC and such other persons as may be designated by Rasmussen to formally review Collegis’ performance under the terms of this Agreement. These meetings shall be conducted at a time and location mutually agreed upon. Collegis shall also prepare regular status reports and tactical plans which document past activities and outline planned activities. The form and frequency of such status reports and tactical plans shall be mutually agreed upon.

5.2Disaster Recovery.

(a)Collegis shall develop, maintain and provide to Rasmussen a disaster recovery plan (the “Disaster Recovery Plan”) in accordance with the parameters which shall be outlined on an Exhibit to an SOW. Collegis may update and/or revise its Disaster Recovery Plan provided that it notifies Rasmussen in advance and shall acquire Rasmussen’s prior written consent if such update and/or revision would reasonably be expected to adversely affect Rasmussen directly.

(b)Collegis shall implement its Disaster Recovery Plan immediately upon the occurrence of a Disaster or other comparable outage and, upon such implementation, the Disaster Recovery Plan shall operate in accordance with its terms.

5.3Audit Rights/Access to Records.

(a)Upon notice from Rasmussen, Collegis shall provide auditors and inspectors of Rasmussen or any regulatory authority having jurisdiction over Rasmussen with reasonable access to the Office of Information Technology for the purpose of performing audits or inspections of Rasmussen (including Collegis’ provision of any Services for Rasmussen). Collegis shall provide such auditors and inspectors any assistance that they may reasonably require in performing their audit or inspection.

(b)If any audit by an auditor designated by Rasmussen or a regulatory authority having jurisdiction over Rasmussen or Collegis results in Collegis or Rasmussen being notifiedthat the Services performed in the Office of Information Technology by Collegis are not in compliance with any generally accepted accounting principles or other audit requirements relating to the Services performed under this Agreement, Collegis and Rasmussen shall mutually agree on any changes required to comply.

5.4Service Level. Collegis shall provide Services in accordance with the Service Levels which shall be set forth on an Exhibit to an SOW.

ARTICLE VI DISPUTES

6.1Dispute Resolution and Escalation Procedures. All disputes between the Parties under this Agreement shall be resolved in accordance with the following procedures. Prior to commencement of non-binding mediation, as provided for in Section 6.2, the Parties shall first seek to resolve any dispute by a meeting between their respective liaisons, but only after notice of default if one is alleged and the requisite opportunity to cure. Such meeting shall take place within forty-eight (48) hours after either Rasmussen’s Site Director or Collegis’ Site Director (individually referred to as a “Party’s Representative” and collectively referred to as the “Parties’ Representatives”) formally notifies the other Party’s Representative that a meeting is being requested. Such notification shall be made in writing requesting the meeting (a “Meeting Request”) and shall be delivered by email, by prepaid U.S. mail return receipt requested, by hand delivery, or express delivery and shall be deemed made when received. A Meeting Request shall state what the subject discussion of the requested meeting shall be with as much specificity as is reasonably possible so that the Parties can come to the meeting prepared to have a meaningful discussion and the meeting can be productive. If the dispute is not resolved at the requested meeting, then either Party’s Representative may notify the other Party’s Representative at such meeting that they will request the dispute be submitted to the respective Executive Representatives of the Parties for resolution. A follow-up request for a meeting of the Executive Representatives shall be made in writing in the same manner as the Meeting Request, no later than forty-eight (48) hours after the end of the meeting of Rasmussen’s Site Director and Collegis’ Site Director. The meeting of the Executive Representatives shall take place at a time and place mutually agreed to by the Executive Representatives no later than seven (7) days following the end of the meeting of Rasmussen’s Site Director and Collegis’ Site Director. If the Executive Representatives are unable to resolve the dispute, or if either of the Executive Representatives fails to meet with the other for any reason, then the dispute may be immediately submitted to non-binding mediation as provided for in Section 6.2.

6.2Non-Binding Mediation.

(a)In the event the Parties cannot resolve a dispute which arises between them in accordance with the procedure set out in Section 6.1, the Parties shall then submit the dispute to non-binding mediation. Either Party may request mediation by sending a written notice to the other Party, and the mediation shall be held in a mutually agreeable place, at a mutually agreeable time, within thirty (30) days of the date of request for mediation. The Parties shall select a mediator who is acceptable to both of them, and if they cannot agree on a mediator, then each shall select its own mediator, and the two mediators shall serve in tandem to mediate the dispute.

(b) If as a result of the mediation the Parties do not resolve their dispute, or if the mediation has continued without resolution for at least forty-five (45) days after the original request for mediation was made, then either Party shall have the right to submit the dispute to arbitration in accordance with Section 11.4. In the event a dispute is submitted to arbitration, but this Agreement has not been terminated by the Party submitting the dispute to arbitration, then the Party not submitting the dispute to arbitration shall continue to perform under this Agreement unless the Party who submits the dispute to arbitration materially breaches this Agreement and the other Party would otherwise have the right to terminate this Agreement in accordance with its terms.

6.3Equitable Relief. Notwithstanding the provisions of this Article VI, either Party may seek equitable relief at any time.

ARTICLE VII
WARRANTIES, INDEMNIFICATION, AND LIMITATIONS OF LIABILITY

7.1Collegis’ Warranties.

(a)Collegis warrants that all of the staff it assigns to perform work under this Agreement shall be competent to perform the services rendered by them in furtherance of this Agreement and that they shall perform those services in a good and workmanlike manner in accordance with applicable commercially reasonable trade and professional standards.

(b)COLLEGIS EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE.

(c)Collegis warrants that it has and, through the Term hereof, shall have, the full authority, right, and power to use all hardware and software, including licensed software as set forth on an Exhibit to an SOW, used and to be used in the provision of Services hereunder.

(d)Collegis shall maintain adequate supporting material to enable Collegis to update or regenerate, as necessary, data files, printer outputs and other data. For the purposes of this provision, the term “adequate supporting material” shall mean and refer to all source records of data input into the computer system managed by Collegis for Rasmussen for the previous seven (7) days. In the event of loss, damage, or destruction of data or failure in operation of any Service, system or program due to the sole negligence of Collegis, Collegis’ liability for direct damages resulting therefrom shall include either the replacement, repair, reconstruction, redevelopment, or regeneration (all collectively referred to as “replacement”), at Rasmussen’s option, of the lost, damaged or destroyed data or repair or replacement of the service, system or program from Rasmussen’s supporting material in the method deemed most suitable by Collegis for such action. Collegis shall not be liable for any damages resulting or arising from Rasmussen’s failure to perform its obligations under this Agreement.

7.2Indemnification by Collegis. Collegis shall indemnify, defend and hold harmless Rasmussen, its affiliates, and its and their officers, directors, and employees from and against all liabilities, damages, costs or expenses (including reasonable attorney’s fees) resulting from (a) any breach or default by Collegis with respect to any representation, warranty or covenant of Collegis pursuant to this Agreement or any willful or grossly negligent act or omission of or by Collegis, its employees, contractors or agents, (b) any violation of law by Collegis, its employees, contractors or agents, and (c) any claim that any hardware, software or other materials used by Collegis in the performance of its obligations under the Agreement infringes a third party intellectual property right. For the avoidance of doubt, Collegis shall not be responsible for schedule delays, inaccuracies or other consequences resulting from incorrect Rasmussen data, lateness in delivery of Rasmussen’s data or the failure of equipment or personnel under Rasmussen’s control. Rasmussen shall promptly notify Collegis of any claim to indemnification, and Collegis shall have the right, at its election and expense, to assume sole control over the defense of any third party claim with Rasmussen cooperating in such defense as reasonably requested. No Party shall settle any third party claim without the other Party’s prior written consent, such consent not to be unreasonably withheld.

7.3LIMITATION OF LIABILITY. NEITHER PARTY’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT SHALL EXCEED [***] DOLLARS ($[***]) OR THE AMOUNT OF LIABILITY ACTUALLY COVERED AND PAID OUT BY SUCH PARTY’S INSURANCE COVERAGE WITH RESPECT TO THE APPLICABLE CLAIM, WHICHEVER IS GREATER. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING IN ANY MANNER FROM THE ACTIVITIES CONTEMPLATED BY THIS AGREEMENT, WHETHER UNDER CONTRACT, TORT, OR ANY OTHER CAUSE OF ACTION, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO (A) ANY DAMAGES ARISING FROM A BREACH OF ARTICLE X (CONFIDENTIALITY) OR (B) ANY DAMAGES ARISING OUT OF A PARTY’S FRAUD OR WILLFUL MISCONDUCT.

7.4Provision of Insurance.

(a)By Collegis. Throughout the Term of this Agreement, Collegis shall maintain in full force and effect comprehensive general liability insurance with limits in an amount of not less than $[***] per occurrence and $[***] in the aggregate. Throughout the Term of this Agreement, Collegis shall maintain in full force and effect a policy of Worker’s Compensation Insurance covering all of its employees assigned to render services under this Agreement providing for statutory limits. Rasmussen agrees that any liability of Collegis to Rasmussen (to the extent not excluded under Section 7.3 above) in connection with bodily injury, death or property damage is hereby limited to the amounts of insurance as set forth in this Section.
Collegis shall provide Rasmussen a certificate of insurance certifying that coverage as required by this Agreement has been obtained and shall remain in force as specified by this Agreement. Collegis shall maintain comprehensive property damage insurance insuring the hardware and software, to the extent insurable, in the full replacement amount.

(b)By Rasmussen. Throughout the Term of this Agreement, Rasmussen shall maintain in full force and effect comprehensive general liability insurance with limits in an amount of not less than $[***] per occurrence and $[***] in the aggregate. Throughout the Term of this Agreement, Rasmussen shall maintain in full force and effect a policy of Worker’s Compensation Insurance covering all of its employees assigned to render services under this Agreement under the direction of Collegis, providing for statutory limits. Collegis agrees that any liability of Rasmussen to Collegis (to the extent not excluded under Section 7.3 above) in connection with bodily injury, death or property damage is hereby limited to the amounts of insurance as set forth in this Section. Rasmussen shall provide Collegis a certificate of insurance certifying that coverage as required by this Agreement has been obtained and shall remain in force as specified by this Agreement.

ARTICLE VIII
TERM, EXTENSION, AND TERMINATION

8.1Term. The initial term of this Agreement shall commence on the Effective Date and, with regard to the Services identified in the applicable SOW, shall remain in effect, unless terminated pursuant to Section 8.3 or 8.5 hereof, for the period specified for each such Service as set forth on an Exhibit to an SOW (the “Initial Term”). At the end of the Initial Term for each Service, the Agreement as it relates to such individual Service shall automatically renew for the renewal term (or such longer period as the Parties may mutually agree) specified for such Service on such Exhibit (each, a “Renewal Term”) unless a Party provides written notice of non-renewal to the other Party with regard to such Service prior to the commitment date specified on such Exhibit for such Service.

8.2Extension. With respect to each Service, at least sixty (60) days, or such other time period as agreed to in writing between the Parties, prior to the commencement of the notice period specified on an Exhibit to an SOW specifying the Term, Rasmussen shall provide Collegis an estimate of its post-Initial Term volume requirements, if any. Thereafter, Rasmussen shall fully cooperate with Collegis in developing a Fee estimate for any Renewal Term. With respect to each Service, at least thirty (30) days prior to the commencement of the notice period specified on an Exhibit to an SOW specifying the Term, Collegis shall (a) provide Rasmussen with the updated Fee that would apply to the Renewal Term and (b) update the applicable SOW, as necessary, for any changes to the termination date of the Renewal Term. Upon the commencement of any Renewal Term, the applicable SOW and the attached Exhibits and Schedules shall be updated as applicable.

8.3Termination for Breach by Collegis. This Agreement may be terminated by Rasmussen prior to the expiration of its then existing term upon the occurrence of a default. A default shall include any one of the following:

(a)Failure by Collegis to timely perform any material obligation under this Agreement (an “Event of Default”) after requisite notice and opportunity to cure as provided for in Section 8.4;

(b)Any representation or warranty made by Collegis herein or in any document executed in connection herewith, or in any document or certificate furnished in connection herewith or pursuant hereto shall have been incorrect in any material respect at the time made;

(c)Collegis (i) files a petition in bankruptcy or for the approval of a plan of reorganization or arrangement under applicable bankruptcy laws or similar bodies of laws of any jurisdiction, or any involuntary petition in bankruptcy or plan of reorganization or similar action is filed against Collegis and is not dismissed within sixty (60) days, or an admission is made seeking the relief therein provided; (ii) is unable, or admits in writing its inability to pay its debts as they become due; (iii) makes an assignment for the benefit of creditors; (iv) files a petition or applies to any tribunal for the appointment of a custodian, receiver or any trustee for all or a substantial part of its assets; (v) by any act or omission indicates its consent, approval of, or acquiescence in the appointment of a receiver, custodian or trustee for all or a substantial part of its property; (vi) is adjudicated as bankrupt; (vii) becomes insolvent however otherwise evidenced; or (viii) ceases doing business as a going concern (all such events being defined as a “Bankruptcy Event”); or

(d)Destruction of Rasmussen’s property as a result of negligence or intentional misconduct, theft or material intentional misrepresentation on the part of a Collegis employee which has a material adverse effect upon Rasmussen.

8.4Provisions Relating to Termination.

(a)Upon the occurrence of an Event of Default, Rasmussen may give written notice of default to Collegis identifying in reasonable detail the nature of the Event of Default. Thereupon, Collegis shall have sixty (60) days from receipt of such written notice to correct in all material respects the Event of Default. Notwithstanding the foregoing to the contrary, in the event Collegis exercises its commercially reasonable best efforts to timely commence cure following receipt of written notice of any default, but is unable to complete cure within the appropriate cure period for reasons not solely within its control, then Rasmussen shall extend the time to cure for a period of time which is reasonable under the circumstances, not to exceed thirty (30) days in any event. If Collegis timely cures the Event of Default, then the notice of default shall be ineffective. If Collegis does not timely cure the Event of Default, then this Agreement may be terminated by Rasmussen within sixty (60) days of expiration of the cure period by written notice of termination setting forth the effective date of termination (the “Termination Date”). The Parties acknowledge and agree that the Services are material to Rasmussen’s business and timely performance is of the essence. Further, the Parties agree that any prolonged failure of the Services may cause irreparable harm to Rasmussen.

(b)In the event of a Bankruptcy Event, no notice of default shall be required and the Termination Date shall occur on the date of the Bankruptcy Event. In the event of a default described in Section 8.3(b) or 8.3(d), Rasmussen may terminate this Agreement upon notice to Collegis.

(c)Except for termination under Section 8.3 based on a Collegis breach, Rasmussen shall pay Collegis in full for all Services rendered up to and including the Termination Date, any deferred costs as may be provided for in a SOW, any accrued interest on past due payments, and any other sums due hereunder, all of which shall be due and payable in full in any event prior to or on the Termination Date.

(d)Notwithstanding the foregoing to the contrary, a default on the part of Rasmussen, not involving failure to timely pay monies due hereunder, shall not result in suspension of performance of the Services by Collegis until an orderly transition from Collegis’ performance of Services to some other party can be effected, not to exceed ninety (90) days in any event. During such transition period Rasmussen shall be responsible for paying all Fees which are required for payment hereunder.

8.5Termination for Breach by Rasmussen. If, but only if, Rasmussen fails to pay Collegis when due undisputed charges under this Agreement totaling at least two (2) invoice periods’ portion of the Fees, and fails to make such payment within five (5) days after the date Rasmussen receives notice of non-payment from Collegis, Collegis may terminate this Agreement as of a date specified in the notice of termination.

8.6Transition.

(a)With respect to each Service, prior to any scheduled termination, Collegis shall develop a plan for the orderly transition of the Service (the “Transition Plan”) such that after transition Rasmussen will be able to assume the performance of such Service or a third party of Rasmussen’s choice can take over performance of such Service in place of Collegis. The Transition Plan shall be developed by Collegis in conjunction with Collegis’ employees on site, Rasmussen’s executives and administrators, and such other persons as shall be designated by Rasmussen. Rasmussen shall fully cooperate with Collegis to develop the Transition Plan. The Transition Plan shall be completed no later than six (6) months prior to any scheduled termination of a Service. It shall cover, inter alia, the training of Rasmussen’s or a third party’s personnel in the operation and maintenance of the systems used and operated by Collegis and the mutually agreed upon transfer of such Collegis personnel, if any, as shall be employed by Rasmussen or such third party upon a termination of a Service.

(b)Collegis shall effect all transition activities associated with the orderly termination of each applicable Service within ninety (90) days of receipt of notice from Rasmussen of its acceptance of the Transition Plan. Collegis’ fees for services related to effecting transition activities and/or the Transition Plan, if not otherwise covered by the applicable SOW, shall be mutually agreed to by the parties; provided, however, that the transition costs to be paid by Rasmussen will include, among other things, the cost of Collegis personnel devoted to the transition (as opposed to devoted to regular operations), necessary external consulting services, additional hardware and software costs, any third party contract termination penalties (i.e., for long-term contracts that Collegis entered into on behalf of Rasmussen for network, telecom, data center services, etc.), and increased rates until the Termination Date if Collegis is no longer eligible for discounts after restructuring long term contracts.

(c)The Parties shall mutually agree in the Transition Plan to roles and responsibilities associated with a full transition, including, but not limited to: Project Executive Representative, Project Manager, Network Engineer, Voice Engineer, Microsoft Exchange Engineer, PSC Lead, Application Architects (with subject matter experts (“SMEs”) in the applicable applications), Postgres and SQL Server Database Administrators, LMS SMEs for each LMS hosted at the time of transition, LMS Course Production SMEs, IT Support Services Lead, Quality Assurance Testing Leads, and Analysts. This transition team shall be in addition to the Collegis and Rasmussen team members responsible for the Services otherwise to be provided until the end of the Transition Plan. For the avoidance of doubt, if only a subset of the Services is being transitioned, these roles will be adjusted accordingly.

(d)In the event of termination of this Agreement following the occurrence of an Event of Default and failure to cure which results in a written notice of termination being issued by Rasmussen, Collegis shall immediately upon the issuance of the notice of termination develop a Transition Plan in accordance with the procedures set forth in this Section 8.6 above except, however, that the Transition Plan shall be completed, to the extent possible, no later than the Termination Date, or thirty (30) days after the date of the notice of termination, whichever is later.

(e)In the event it is not possible for transition to be completed before the Termination Date, Collegis shall continue to perform such Services as may be required by Rasmussen in order to operate Rasmussen’s computing system, at Collegis’ rates then in effect, until such time as an orderly transition may be completed, but no later than ninety (90) days after, adjusted to reflect then current market rates, the Termination Date; provided, however, that if termination results from Rasmussen’s failure to timely pay sums due Collegis, then Collegis shall continue to perform such Services as may be required by Rasmussen after the Termination Date, at Collegis’ rates then in effect, but only if Rasmussen pays for such Services in advance.

ARTICLE IX
OWNERSHIP OF WORK PRODUCT AND INTELLECTUAL PROPERTY

9.1Rasmussen License. Subject to the terms and conditions of this Agreement, Rasmussen hereby grants to Collegis a nonexclusive, nontransferable, royalty-free license to use, execute, reproduce, display, perform and modify Rasmussen software and other intellectual property used in Rasmussen’s own operations solely for the purpose of performing the Services for Rasmussen. Collegis acquires no right, title or interest in any Rasmussen software or other intellectual property, other than the rights of use authorized by this Agreement.

9.2Collegis License. Subject to the terms and conditions of this Agreement, Collegis hereby licenses to Rasmussen for use during the Term of this Agreement, Collegis’ software, methodologies, procedures, trade secrets and other intellectual property used from time to time in, or created by Collegis during, the performance of Services, to the extent necessary for Rasmussen to receive and make use of the Services. Upon expiration or termination of this Agreement, Collegis agrees to license to Rasmussen or a successor contractor to use, execute, reproduce, and display, but not to sell, license or sublicense to others, such Collegis software created by Collegis during the Term of this Agreement solely with respect to its engagement with Rasmussen and not otherwise generally for use by Collegis, which is reasonably necessary to Rasmussen’s continuing operations and to the performance of similar services by Rasmussen or a successor contractor. All such licenses shall be without warranty, in form and substance reasonably satisfactory to Collegis, and contain customary provisions for the protection of Collegis’ intellectual property consistent with this Agreement.

9.3Reserved Rights. Except for the licenses expressly granted above, this Agreement grants no license or other rights to either Party to any patents, copyrights or other intellectual property of the other Party. Each Party reserves all rights in its ideas, concepts, know-how, methodologies, processes, technologies, algorithms, techniques and other intellectual property of every kind and description, including all improvements, enhancements or modifications, and all derivative works based upon such intellectual property (such as, for example, improvements in Collegis’ proprietary methods of performing information services (which shall remain Collegis’ exclusive property), or scholarly work copyrighted by Rasmussen or its employees and/or agents and made available to students electronically by Collegis on behalf of Rasmussen (which remains property of Rasmussen or its employees and/or agents, as appropriate)).

9.4Custom Work Product. Except as otherwise provided above and in Section 9.7, all software, documentation, inventions, works of authorship and intellectual property developed by Collegis or its subcontractors expressly for Rasmussen in connection with the performance of Services shall be “Custom Work Product.” Prior to delivery of a set of services, should Collegis determine the Custom Work Product would be useful to Collegis, Collegis shall notify Rasmussen in writing and the Parties will execute a separate written agreement detailing the provision of the deliverables useful to both Parties. Except as otherwise provided above, all Custom Work Product shall be Rasmussen’s exclusive property and are “works for hire” within the meaning of U.S. copyright laws. If any such Custom Work Product is not considered a work made for hire under applicable law, Collegis hereby irrevocably assigns to Rasmussen, without further consideration, all of Collegis’ right, title and interest in and to such Custom Work Product. Collegis shall execute any documents and take any other actions reasonably requested by Rasmussen to accomplish the purposes of this Section. Rasmussen may apply for patent, copyright or other intellectual property rights with respect to such newly developed intellectual property in all countries, and Collegis will extend reasonable cooperation in order to obtain and retain such registrations and other protections as Collegis deems advisable. Rasmussen grants Collegis a nonexclusive license to use all such Custom Work Product in the performance of Services for Rasmussen. Any open source software included by Collegis in a Custom Work Product shall comply with general industry protocol and standards.

9.5Infringements. Each Party covenants to perform its responsibilities under this Agreement in a manner that does not, to the knowledge of the applicable Party, infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other intellectual property right of any third party.

9.6Residuals. Nothing contained in this Agreement shall restrict either Party from the use of any ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques relating to the performance of information technology services which either Party, individually or jointly, (a) owns prior to the Effective Date, (b) except as otherwise provided herein, develops or discloses under this Agreement, or (c) develops or obtains independently during the Term, provided that in doing so such Party does not breach its obligations of confidentiality or infringe the intellectual property rights of the other Party, or third parties, who have licensed or provided materials to the other Party.

9.7CBE Modules and Courses. Notwithstanding anything to the contrary contained herein, the ownership of any and all competency based education (“CBE”) modules and courses (including any previously co-developed CBE modules and/or courses by Rasmussen and Collegis) shall be solely governed by a separate Joint Development Agreement dated April 11, 2016 by and between Rasmussen and Collegis.

ARTICLE X CONFIDENTIALITY OF PROPRIETARY MATERIAL

10.1Confidential Information. For purposes hereof, “Confidential Information” shall mean student records, employee records and files, software, business, customer, marketing, financial and other non-public information, reports, or trade secrets relating to the business of Collegis or Rasmussen, as applicable, and created or learned by Rasmussen or Collegis, as applicable, in connection with the performance of this Agreement.

10.2Treatment of Confidential Information. Rasmussen and Collegis shall each treat the other’s Confidential Information as proprietary. Each of Rasmussen and Collegis shall
i.exercise due care to keep in confidence and not disclose Confidential Information to any individual other than its own employees who have a “need to know” in order to perform the respective obligations of Rasmussen or Collegis, as applicable, under this Agreement; (ii) not duplicate or publish any Confidential Information; and (iii) use Confidential Information only for the purposes authorized herein. The foregoing obligations shall not apply to Confidential Information if, and only to the extent that, it:

(a) is or becomes public knowledge through no fault of the Parties or the recipient thereof;

(b)was previously known by the recipient and was not obtained from another in violation of an agreement between that other party and the party to whom the Confidential Information belongs;

(c)is lawfully provided to the recipient without restriction by an independent third party; or

(d) must be disclosed pursuant to applicable law or regulation; or

(e)is independently developed without use of the disclosing party’s
Confidential Information; provided, however, that with respect to the exception in Section 10.2(a), the recipient shall first establish that the full particulars of the Confidential Information are, in the combination disclosed to the recipient, well known or generally used within the industry, not merely that the individual features are in the public domain or available in isolated segments in two or more readily-available public sources; and provided, further, that the burden shall be on the recipient to prove the applicability of any of the above exceptions by documentary evidence. Upon termination, at the request of the disclosing party, the receiving party shall either destroy or return to the disclosing party all copies of the Confidential Information and all other materials furnished to the receiving party by the disclosing party in connection with this Agreement or containing the Confidential Information, in the possession of its employees, agents or advisors. Notwithstanding the foregoing, a receiving party (and its agents and advisors) will be entitled to retain copies of Confidential Information solely for legal or regulatory archival purposes and in accordance with internal document retention policies.

ARTICLE XI MISCELLANEOUS

11.1Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. A sale, merger or consolidation of either Party with or into another entity or a change of control of either Party shall not constitute an assignment for purposes of this provision.

11.2Governing Law. The internal laws of the State of Illinois (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of an SOW(s), Exhibits, and Schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

11.3WAIVER OF JURY TRIAL. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR HEREAFTER AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE AN ARBITRATOR (AS SET FORTH BELOW) AND NOT BEFORE A JURY.

11.4Mandatory Arbitration. Except with respect to each Party’s right to obtain injunctive relief for violation or threatened violation of the confidentiality provisions set forth in Article X of this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement, which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Party of the controversy, claim or dispute to binding arbitration in Chicago, Illinois (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on the Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each Party shall bear its costs and expenses in any such arbitration and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing Party reimbursement of its reasonable attorney’s fees and costs.

11.5Force Majeure. If either Collegis or Rasmussen is prevented from performing any task hereunder, in whole or in part, as a result of an act of God, war, civil disturbance, labor disputes outside of either Party’s control, or other cause beyond either Party’s reasonable control, such failure to perform shall not be grounds for termination of this Agreement; provided, however, that such force majeure condition shall not excuse a Party’s obligation to perform those tasks (such as tasks relating to Disaster recovery) that are not prevented by the force majeure condition.

11.6Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly received (a) if given by electronic mail transmitted delivery receipt requested, upon receipt of a delivery receipt; (b) if given by certified or registered mail, return receipt requested, postage prepaid, three (3) business days after being deposited in the U.S. mails; and (c) if given by courier or other means, when received or personally delivered, and in any such case, addressed as follows

If to Collegis:    If to Rasmussen:
Collegis, LLC
1415 West 22nd Street, Suite 400 Oak Brook, IL 60523
Attention: CFO
Email: [***]

Rasmussen College, Inc.
1415 West 22nd Street, Suite 400 Oak Brook, IL 60523
Attention: CFO
Email: [***]

A Party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other Party.

11.7Integration of Agreement. This Agreement, together with an SOW(s), Schedules, and Exhibits hereto, and any written amendments executed by both Parties, embodies the entire agreement and understanding between the Parties and supersedes all prior understandings and agreements, whether written or oral, between the Parties relating to the subject matter hereof.

11.8Amendment. The Parties may amend this Agreement (including a SOW, Schedule, or Exhibit hereto) only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

11.9Severability. Each provision of this Agreement is intended to be severable in whole and in part. Whenever possible and to the maximum extent, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law. If any provision of this Agreement, in whole or in part, shall be prohibited or invalid under such law, such provision or part thereof shall be ineffective to the extent of such prohibition or invalidity without prohibiting or invalidating the remainder of such provisions of this Agreement.

11.10Waiver. No term, provision or condition of this Agreement shall be waived except in a writing signed by both Parties hereto and any such written waiver in any one or more instances shall not be deemed to be a further or continuing waiver of any such term, provision or condition of this Agreement.

11.11Binding Effect. This Agreement and all future amendments shall inure to the benefit of, and shall be binding on, both Parties and their heirs, successors and assigns. Rasmussen agrees that Collegis may pledge or assign the net sums of money due and to become due to it hereunder to any bank, lending agency or institution as collateral security.

11.12Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action; (c) it has duly and validly executed and delivered this Agreement; and
(d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

11.13Expenses for Enforcement. Each Party shall bear its own attorneys’ fees and costs incurred in the event of any suit, hearing or mediation proceeding brought to enforce the provisions of this Agreement.

11.14Independent Contractor. It is understood and agreed that Collegis is acting as an independent contractor in performance of its obligations hereunder. Nothing herein contained shall be construed as creating the relationship of principal and agent, or employer and employee, or partnership or joint venture between Collegis and Rasmussen, or between any employee of Collegis and Rasmussen. Both Parties acknowledge that Collegis is not an employee for state or federal tax purposes. Collegis shall retain the right to perform services for others during the Term of this Agreement.

11.15Compliance With Laws. Collegis and Rasmussen expressly agree that during the Term of this Agreement they shall observe and comply with all relevant laws, including, without limitation, federal, state, and local laws, ordinances, orders, decrees, and regulations.

11.16Publicity. Neither Rasmussen nor Collegis shall advertise, issue press releases, or otherwise publicize this Agreement or activities relating to this Agreement (including, but not limited to execution of this Agreement or the Services or deliverables provided by Collegis to Rasmussen pursuant to this Agreement), without the other Party’s prior written consent. To the extent permitted by law, the Parties agree to keep confidential and to not reveal to any third party the terms of this Agreement.

11.17Nondiscrimination/Employment. Neither Rasmussen nor Collegis shall, in the performance of this Agreement, engage in any unlawful discrimination against any person because of race, color, religion, national origin, sex, handicap or age. Collegis represents that it is not in violation of any federal, state or local law relating to the employment of its Office of Information Technology staff. The Office of Information Technology staff is not covered by any collective bargaining agreement.

11.18Non-Solicitation. During the Term and for a period of one (1) year thereafter, neither Party shall solicit, interfere with, or induce any person, who is or was, during the immediately prior six (6) month period, an employee or consultant of the other Party, to discontinue his, her or its relationship with the other Party, or (ii) accept employment by, or enter into a business relationship with itself, or any other entity or person unless the other Party has approved of such business or employment relationship beforehand in writing.

11.19Each Party Responsible for its Agents and Employees.

(a)Collegis shall have the full and exclusive right to select, and shall have full and complete authority and control over and responsibility for, all employees, independent contractors or agents employed or otherwise used by Collegis in connection with the performance of the Services on behalf of Rasmussen (“Collegis Managed Services Personnel”). None of the Collegis Managed Services Personnel shall be, or shall be deemed to be Rasmussen Personnel for any purposes and Rasmussen shall have no control over, and no duty, liability or responsibility, of any kind, to the Collegis Managed Services Personnel or with respect to the acts or omissions of any Collegis Managed Services Personnel.

(b)Rasmussen shall have the full and exclusive right to select, and shall have full and complete authority and control over and responsibility for, all employees, independent contractors or agents employed or otherwise used by Rasmussen in connection with its performance under this Agreement (“Rasmussen Personnel”). None of the Rasmussen Personnel shall be, or shall be deemed to be Collegis Managed Services Personnel for any purposes and Collegis shall have no control over, and no duty, liability or responsibility, of any kind, to the Rasmussen Personnel or with respect to the acts or omissions of any Rasmussen Personnel.

[Signature page follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

COLLEGIS, LLC

By: /s/ Patrick Branham
Name: Patrick Branham
Title: Chief Administrative Officer

RASMUSSEN COLLEGE, INC., A PUBLIC BENEFIT CORPORATION

By:     /s/ Thomas M. Slagle
Name: Thomas M. Slagle
Title: Chief Executive Officer